Exhibit 10.4

Apache Corporation

Amendment of Restricted Stock Unit Awards

Recipient Name:	Michael S. Bahorich (“Recipient”, “Employee,” “you” or “your”)

Company:	Apache Corporation

Amendment:	This is a summary of the amendment of the terms of your grant(s) of Restricted Stock Units (“RSUs”) under certain prior notices (the “Grant Notices”) subject to the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended (the “Plan”) and the Restricted Stock Unit Award Agreements (the “Agreements”).

You were previously awarded Apache Corporation RSUs in accordance with the terms of the Plan and the Agreements. In connection with your release from service with the Company effective June 30, 2015 (the “Termination Date”) and the terms of the release and settlement agreement between you and the Company (the “Release Agreement”), for purposes of continued vesting of the prorated portion of your outstanding RSUs under the Plan determined as of the Termination Date, upon your acceptance of this Amendment, the Company agrees that such prorated portion of your outstanding RSUs will continue to vest according to their original schedules and any agreed amendments to said equity plan and award agreements as if you continued employment with the Company after your Termination Date, provided that such vesting shall occur at such times solely if you are then in compliance with the provisions of the Release Agreement. For the avoidance of doubt, however, you will not be treated as continuing in employment with the Company after the Termination Date for purposes of the Change of Control provisions of the Plan and the Agreements. Employee’s exclusion from receiving the benefits of the Change of Control provisions of the Plans and Agreements shall not diminish nor terminate the other rights and benefits provided to Employee regarding RSUs and in lieu of TSRs under the Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

Affected Awards:	Prorated portion of your outstanding RSUs under the Plan as of the Termination Date as set forth in Annex A.

Plan:	Apache Corporation 2011 Omnibus Equity Compensation Plan, as amended

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Acceptance:	Please indicate your acceptance of this Amendment by executing the attached Amendment and returning it to Margery M. Harris. Upon acceptance of this Amendment you will be able to continue to access your account at netbenefits.fidelity.com. By accepting this Amendment, you will have agreed to the terms and conditions set forth in the Amendment and the terms and conditions of the Plan. You also agree to immediately notify Apache Corporation of any future change in your address or other contact information. If you do not accept this Amendment, for purposes of continued vesting of the prorated portion of your outstanding RSUs, you will be treated as terminating from employment with the Company on the Termination Date.

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Apache Corporation

Amendment of Restricted Stock Unit Agreements

This Amendment to the Restricted Stock Unit Award Agreements is entered into in connection with the Recipient’s release from service with Apache Corporation (together with its Affiliates, the “Company”) effective June 30, 2015 (the “Termination Date”) and the terms of the release and settlement agreement between the Recipient and the Company (the “Release Agreement”) and governs all outstanding RSUs under the Plan and the Agreements, determined as of the Termination Date, between the Company and the Recipient.

1.	Section 3 of each of the Agreements is hereby amended to add a new paragraph at the end thereof, which shall read as follows:

Release Agreement. Notwithstanding the provisions of Section 3 of any Agreement or the provisions of the Grant Notices or the Plans to the contrary, for purposes of continued vesting of the prorated portion of your outstanding RSUs, the Recipient’s employment shall be deemed to continue with the Company following the Termination Date provided that the Recipient remains in compliance with the provisions of the Release Agreement. The Recipient shall immediately notify the Company of any future change in address or other contact information.

2.	The remaining terms of the Agreements and the Plan shall continue in full force and effect except as provided in the controlling Apache Corporation Employee Release and Settlement Agreement between Recipient and Apache Corporation.

3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.	If any provision of this Amendment is held invalid or unenforceable, the remainder of this Amendment shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

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IN WITNESS HEREOF the parties have caused this Amendment to be executed, agreed, and accepted, effective as of June 30, 2015.

APACHE CORPORATION		MICHAEL S. BAHORICH, RECIPIENT

By:	/s/ Margery M. Harris	By:	/s/ Michael S. Bahorich
	Margery M. Harris		Michael S. Bahorich
Executive Vice President,
Human Resources

ATTEST:

/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

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Apache Corporation

Prorated Portion of Unvested RSUs

Annex A

Restricted Stock Unit Grants (RSUs)
Grant	Grant Date	Last Vesting Date	Next Vesting Date	Prorated Portion of Award[1]	Next Tranche of Awards Vesting	Prorated Award Based on Days
2012 RSU	05/22/12	05/22/15	05/22/16	11%	1,724	183
2013 RSU	05/16/13	05/16/15	05/16/16	12%	2,867	352
2014 RSU	05/13/14	05/13/15	05/13/16	13%	4,134	542

Subtotal:					8,725	1,077

[1]	Represents the portion of the vesting period worked since the most recent vesting date.